Exhibit 99.2

Union Pacific Corporation Elects Deborah Chase Hopkins to Board of Directors

FOR IMMEDIATE RELEASE

Omaha, Neb., November 17, 2016 – Union Pacific Corporation today announced that Deborah Chase Hopkins has been elected to the company’s board of directors, effective Jan. 1, 2017.

Hopkins, 62, is the founder and chief executive officer of Citi Ventures and Citi’s chief innovation officer. Based in Silicon Valley, Citi Ventures has implemented a systematic approach to discovering and launching new growth initiatives in partnership with Citi’s business units. In addition to financial services, Hopkins has experience in the automotive, aerospace, telecommunications and information technology industries. She plans to retire from Citi at the end of this year.

“Debby brings an entrepreneurial mindset, relevant multi-industry experience and excellent leadership attributes to our board,” said Lance Fritz, Union Pacific chairman, president and chief executive officer. “We are delighted she has agreed to join our board of directors.”

Hopkins joined Citi in New York in 2003 as head of corporate strategy. She later was appointed chief operations and technology officer. As a senior advisor to Citi’s Investment Bank, she focused on winning tech IPOs. She co-founded Citi Women and played a key role in developing programs for high potential women at Citi. Prior to joining Citi, Hopkins served as chief financial officer at Boeing and then Lucent Technologies; was general auditor of General Motors before being named vice president of finance at GM Europe in Zurich; and was corporate controller at Unisys. Hopkins started her career at Ford Motor Company.

She previously served five years on the board of DuPont and nearly six years on the board of Qlik Technologies before it was taken private in August 2016. She serves on the advisory boards of Riverwood Capital and Stanford Technology Ventures Program, and is an executive fellow at the University of California Berkeley’s Haas School of Business. Fortune twice placed Hopkins in its top 10 most powerful women in business list, and she has been on the Institutional Investor’s Top 50 list every year since 2011. A graduate of Walsh College in Troy, Michigan, Hopkins holds honorary doctorate degrees from Westminster College in Fulton, Missouri, and Walsh College.

About Union Pacific

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America's most recognized companies, Union Pacific Railroad connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. From 2006-2015, Union Pacific invested approximately $33 billion in its network and operations to support America's transportation infrastructure. The railroad's diversified business mix includes Agricultural Products, Automotive, Chemicals, Coal, Industrial Products and Intermodal. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada's rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

Union Pacific media contact:  Calli Hite, 402-544-0100 or callihite@up.com